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                                                                    EXHIBIT 10.3

                             PERSONAL & CONFIDENTIAL

                                                    September 18, 1998

R. L. Crandall

This letter will confirm the mutual agreement between you and the Compensation Committee of the Board of Directors of AMR Corporation ("AMR" or the "Company") relating to the compensation and benefit arrangements relative to your retirement from AMR.

Cash Compensation

Your last day of work was May 20, 1998. You will remain on payroll at your current annual base salary through December 31, 1998, at which time you will convert to retiree status.

Incentive Compensation Award

In accordance with the 1998 American Airlines Incentive Compensation Plan, you will be eligible to receive your target award (100% of base salary through December 31, 1998), adjusted for Company performance, if awards are paid in 1999 to the senior officers of the Company. The award will be determined by the AMR Compensation Committee.

Performance Return Award

In accordance with the Career Equity Program, you will be eligible to receive a 1998 Performance Return Payment, to the extent such payments are awarded to senior officers of the Company in 1998. The amount of your payment will be determined by the Compensation Committee.

Deferred Compensation

a) Executive Deferral Plan

You elected to defer compensation in 1983, 1984 and 1986. Your balances as of December 31, 1997 and your payment elections are reflected below:

                     Balance          # of Annual             Date Payments
     Year           @ 12/31/97          Payments                  Begin
     ----         --------------      -----------             -------------
     1983         $   438,569.11           5                  March 1, 1999
     1984             647,091.52           5                  March 1, 1999
     1986             720,541.04           5                  March 1, 1999
                  --------------

     Total        $1,806,201.67




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Deferred Compensation (cont'd)

b) 1973 Deferred Compensation Agreement, as amended 1975

Pursuant to the agreement dated April 14, 1973, between you and American Airlines, American will pay you deferred compensation at a monthly rate of 10% of your average monthly salary from American during the last three years of your employment. Such deferred compensation will be paid for a period of 23 months commencing the first day of the month following the termination of your status as an officer, i.e., June 1, 1998:

       Estimated Value as of June 1,1998:

       Earnings June 1995-May 1998                               $2,258,330
            Divided by 36 months                                 $62,731.39
                                                                 ----------
            Multiplied by 10% = 23 payments each of:             $ 6,273.14
                                                                 ----------

Stock Based Compensation

a)  Rabbi Trust

On February 5, 1998 you made an election in writing (pursuant to Paragraph 1.1(c) of Schedule A of the Amended and Restated Employment Agreement dated January 21, 1998) to voluntarily defer receipt of the assets contained in the Rabbi Trust created by the Irrevocable Executive Trust Agreement, as amended and restated as of May 1, 1992. You elected to be paid on the first business day of January in 11 consecutive annual installments, commencing January 4, 1999. The installments will be paid in the following order and amounts: (i) a first installment of $1,000,000; (ii) nine succeeding installments each of $2,000,000; and (iii) a final installment equal to the balance due in a lump sum.

b)   Stock Options

As of May 1, 1998 you had exercised all of your vested options. The vesting period for your remaining stock options will be accelerated; however, the exercise dates for such options will remain the same. You will continue to be eligible to exercise your options under the Cashless Exercise Program, provided this program is available to senior officers of the Company. See Exhibit A for more detailed information concerning your existing stock options.


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c)  Performance Shares

You were granted a target award of 22,500 (pre-split) Performance Shares on July 22, 1996 under the 1996-98 Performance Share Plan. According to the terms of the Plan, shares will vest on a pro rata basis and will be paid following the end of the measurement period (12/31/98), provided the performance criteria have been satisfied. As you will have been on payroll during the entire 36-month measurement period, you will vest in 100% of the award you otherwise would have earned, if any, at the end of the measurement period. The actual number of shares awarded could exceed or be less than your target award based on the Company's performance.

You were granted a target award of 22,500 (pre-split) Performance Shares on July 21, 1997 under the 1997-99 Performance Share Plan. According to the terms of the Plan, shares will vest on a pro rata basis and will be paid following the end of the measurement period (12/31/99) provided the performance criteria have been satisfied. As you will have been on payroll during 24 months of the 36-month measurement period, you will vest in 66.7% of the award you otherwise would have earned, if any, at the end of the measurement period. The actual number of shares awarded could exceed or be less than your target award based on the Company's performance.

You were granted a target award of 29,400 (post-split) Performance Shares on July 15, 1998, under the 1998-00 Performance Share Plan. According to the terms of the Plan, shares will vest on a pro rata basis and will be paid following the end of the measurement period (12/31/00), provided the performance criteria have been satisfied. As you will have been on payroll during 12 months of the 36-month measurement period, you will vest in 33.3% of the award you otherwise would have earned, if any, at the end of the measurement period. The actual number of shares awarded could exceed or be less than your target award based on the Company's performance.

The payment of any award of performance shares is subject to the approval of the Compensation Committee. See Exhibit A for more detailed information concerning Performance Shares.

Pension Benefit

You are fully vested in your pension benefits . You will continue to accrue credited service and pensionable earnings under the Retirement Benefit Plan
(RBP) and the Supplemental Executive Retirement Program (SERP) while you remain on payroll through December 31, 1998.

You currently do not have an RBP or SERP Pension Benefit Election Form on file. Since you are within one year of your retirement date, the election of any form of payment other



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Pension Benefit (cont'd)

than a spouse's 50% joint & survivor annuity requires a physical examination showing proof of normal life expectancy. The SERP lump sum option requires both one year advance notice and proof of normal life expectancy, in addition to a general waiver and spousal consent. A waiver of the one year notice has been approved by the Board of Directors.

You will also receive a benefit from Variable Benefit Plan (VBP). The benefit to be paid from this plan will be based upon the number of units you hold in the trust fund multiplied by the appropriate unit value. Your VBP benefit value as of March 31, 1998 was:

VBP Value as of  3/31/98:
-------------------------
Number of Units                               4,040.170
Unit Value                                  $    89.095
Lump Sum Value                              $359,958.95

Upon retirement, you may withdraw the value of your units or elect to defer commencement of your benefit until a later date, up to age 65. If you elect to defer receipt, your units in the plan will increase by 4% per year. Upon withdrawal, your benefit value will be based on the unit value for the month prior to the month of your elected withdrawal.

$uper $aver 401(k) Plan

You may continue to participate in the $uper $aver Plan and move investments among the available funds under the provisions of the plan. However, no further contributions may be made after your monthly payroll payments cease on December 31, 1998.

Plan provisions allow commencement of distribution upon reaching actual age 59 1/2 or age 55 (if retired), whichever occurs first. Alternatively, you may elect to leave your funds in your account following your retirement. As such, you may continue to transfer your funds among the available investment options on a quarterly basis by giving notice to $uper $aver Plan Headquarters in accordance with plan procedures. However, you must begin receiving your benefit no later than actual age 70 1/2 or you will incur a substantial tax penalty under the current tax laws.

Flexible Benefits/ Retiree Benefits Coverages

a)  Health Benefits Coverage

You will continue to be covered under the Flexible Benefits Program in accordance with plan provisions while you remain on payroll through December 31, 1998. Your benefit pay will continue and deductions will be taken each pay period based on the options you have elected.





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Flexible Benefits/ Retiree Benefits Coverages (cont'd)

Upon your retirement on January 1, 1999, you will receive retiree medical coverage, in accordance with plan provisions at such time, provided you continue pre-funding for this benefit through December 31, 1998. The Retiree Medical Plan covers eligible dependents (until you reach age 65) but does not provide dental or vision care coverages.

b)  Supplemental Medical Coverage

You have elected Supplemental Medical Coverage through the Flexible Benefits Program through December 31, 1998. You may continue to purchase coverages in the American Airlines Supplemental Medical Plan into retirement by sending a check for annual premiums due to the Plan administrator.

c)  Group Term Life Insurance Coverage

Your Group Term Life Insurance coverage will continue under the Flexible Benefits Program through December 31, 1998, under the same conditions as your health coverage. To the extent the conversion privilege continues to be available to retired employees of the Company, you may convert any group term life insurance you have been purchasing under the Flexible Benefits Program to an individual policy by contacting the plan administrator within 30 days after your retirement.

d)  Optional Short Term and Long Term Disability Coverage (STD and LTD)

You did not elect Optional Short Term and Long Term Disability coverages under the Flexible Benefits Program.

e)  Accidental Death and Dismemberment Coverage (AD&D)

You did not elect Accidental Death and Dismemberment coverages under the Flexible Benefits Program.

f)   Management Personal Accident Insurance Coverage

Company paid management personal accident insurance coverage of three times your annual salary (up to $1,000,000) will continue while you remain on payroll.

Split Dollar Life Insurance Policies

You are provided supplemental life insurance through the Split Dollar Life program. Your coverage is provided through two policies issued by Massachusetts Mutual Life Insurance Company. At the beginning of the current policy year, December 28, 1997, the current benefit payable to your beneficiary is $451,124. The projected benefit when you reach age 65 and policy is released to you is $488,332.




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Split Dollar Life Insurance Policies (cont'd)

The Company will continue to advance the annual premiums on your Split Dollar Life Insurance policy for the lesser of your lifetime or your attainment of age
65. Upon reaching age 65, the Company will recover the amount of premiums previously paid in your behalf and release the policy to you. No action will be required on your part at this time or upon your retirement.

Supplemental Life Insurance

Pursuant to the terms of your employment agreement, you are provided supplemental life insurance in addition to the coverage provided through the Group Term and Split Dollar Life insurance programs. Your coverage is provided through one policy issued by Phoenix Home Life Mutual Insurance Company (formerly Phoenix Mutual). The current death benefit payable from this policy is $1,206,095.

Upon retirement, you have the right to assume this policy, without any payment to the Company, and continue this coverage at your own expense.

Disability Policies

You are provided long term disability benefit coverage by the Company. Your coverage is provided through two policies issued by the UNUM Life Insurance Company and one policy issued by the Provident Life & Accident Insurance Company. Should you become disabled, the annual benefits paid from the above mentioned policies would be as follows:

         UNUM             $  132,000
         Provident           120,000
                          ----------
         Total            $  252,000
                          ==========

The Company will continue to pay for this disability coverage until you reach age 65.

Health Care Spending Account

You may file claims for eligible treatment received prior to your retirement for payment from your Health Care Spending Account. Following your retirement, you may only use the account if you continue to make contributions, and you may only continue to make contributions if you purchase continuation (COBRA) coverage. Otherwise, any balance remaining will be forfeited at the time of your retirement.

Pass Travel

Through December 31,1998, you will retain you're A-2 travel privileges and D-3 pass allowance, to the extent such privileges continue to be made available to senior officers and retired officers of the Company.


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Pass Travel (cont'd)

Upon retirement, you and Jan will be provided Air Travel (formerly Universal Air Travel Plan) cards which allow unlimited travel in full-fare booking classes (F, C and Y) on American Airlines and American Eagle only. The company will gross-up the value of travel reported as imputed income to you to compensate you for the tax liability.

Tax and Financial Planning

To the extent such benefits continue to be made available to senior officers of the Company, AMR will continue to pay for your tax and financial planning services through December 31, 1998.

Leased Automobile

You may continue to use the automobile currently leased by American Airlines for you through December 31, 1998. You have notified Executive Compensation that you do not wish American to purchase the automobile and transfer title to you upon your retirement.

Club Memberships

You may continue to use the company-provided club membership at University Club through December 31, 1998. Thereafter, your club membership will revert to the Company. The Company will continue to pay monthly dues on your behalf for your personal club membership with the Northwood Club through December 31, 2005.

You may continue to use the company-provided club membership at La Cima Club through December 31, 2005.

Upon retirement AMR will provide you and Jan with lifetime Admirals Club memberships.

DFW Parking

The DFW Airport Board has agreed that you may retain your current parking privileges at the DFW Airport, including the transponder and parking tag. You may retain these privileges indefinitely, for so long as the DFW Airport Board permits.

Office Space

The Company will provide you with an office and will pay the salary and associated benefits for an administrative assistant through December 31, 2005. The office will be of a size and in a location appropriate for an executive of your expertise and experience. Similarly, the salary and associated benefits for an administrative assistant will be those appropriate for an executive of your expertise and experience.



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Company Property

You may purchase from the company any home office equipment including computer and fax machine. See Exhibit B for a listing of home office equipment. You may retain your AMR AT&T Blue Telephone Card through December 31, 2005.

Please return your building entry cards and company identification cards to Executive Compensation when you convert to retiree status on December 31, 1998.

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If you agree with the foregoing, please sign three originals of this letter and return two of the originals to Tom Kiernan (the other is for your files).


Attest:                                 Very truly yours,


------------------------------
Charles D. MarLett                      Edward A. Brennan
Corporate Secretary                     Chairman
AMR Corporation                         Compensation Committee, AMR Corporation



Accepted and Agreed:


------------------------------          ---------------------------------------
Robert L. Crandall                      Date





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